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Exhibit 10.1

                        SEPARATION AND RELEASE AGREEMENT


This Separation Agreement ("Agreement") is entered into by and between Maurice
         R. Taylor II ("Mr. Taylor") and Chronimed, Inc. ("Chronimed").

         WHEREAS, Mr. Taylor is a Chronimed employee who is hereby separating from employment with Chronimed; and

         WHEREAS, Mr. Taylor and Chronimed desire to fully and finally settle all issues, differences and actual and potential claims between them, including, but in no way limited to, any claim that might arise out of Mr. Taylor's employment with Chronimed or his separation therefrom;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, Mr. Taylor and Chronimed agree as follows:

         1. Mr. Taylor represents, understands and agrees that his employment with Chronimed is hereby terminated, with his last day of employment with Chronimed to be January 5, 2001.

         2. Chronimed agrees to provide Mr. Taylor the following payments and benefits:

         (a) Seventeen calendar days after execution, Chronimed will make payment(s) to Mr. Taylor as follows:

                  A lump sum payment in an aggregate amount equal to $975,000, plus three times the average of Mr. Taylor's annual bonuses earned and paid for the Company's fiscal years 1998, 1999, and 2000, less all legally required withholding.

         (b) The Company agrees to make available to Mr. Taylor health care benefits as follows:

                  The Company shall pay, for a period up to 12 months following the date in Paragraph 1, the cost of Mr. Taylor's insurance premiums to maintain health and dental coverage, with a mutually acceptable insurer, equivalent to the cost of premiums and coverages maintained by Mr. Taylor with the Company immediately prior to execution of this Agreement. It is understood that Mr. Taylor's daughter Tiffany and her child are presently eligible under MEDgenesis's COBRA insurance option. Mr. Taylor will retain the option to
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                  continue insurance coverage for Tiffany and her child subject to COBRA under the insurance plan provided by MEDgenesis or its successor.

         The Company's obligations under this Paragraph 2.b. shall cease upon Mr. Taylor's participation in or eligibility to receive medical insurance benefits under any program sponsored by an employer other than the Company.

         (c) All unvested Company stock options held by Mr. Taylor shall immediately vest upon the date identified in Paragraph 1 and Mr. Taylor shall have twelve months from that date during which to exercise such options. Any options unexercised at the end of the twelve month period shall terminate.

         (d) For twelve months following the date identified in Paragraph 1, Chronimed will provide Mr. Taylor with a personal office and administrative support with the cost of such office and support not to exceed $1,667 per month. Chronimed's obligation under this Paragraph 2(d) will terminate upon Mr. Taylor's acceptance of employment with any other enterprise.

         (e) Mr. Taylor agrees that the payments and benefits identified above are being provided as consideration for his acceptance and execution of this Agreement.

         3. As an essential inducement to Chronimed to enter into this Agreement, and as consideration for the foregoing promises of Chronimed, Mr. Taylor hereby releases and discharges Chronimed, its officers, employees, agents, assigns, insurers, representatives, counsel, administrators, successors, shareholders, and/or directors from all liability for damages or claims of any kind that have arisen as of the date of this Agreement, and agrees not to institute any claim for damages or otherwise, by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim via administrative or legal proceedings against Chronimed or any claims including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act, Minn. Stat. Sections 363.01 et seq.; Title VII of the Civil Rights Act, 42 U.S.C. Sections 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq.; the Americans With Disabilities Act, 42 U.S.C. Sections 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. 1001, et seq.; the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. 1181, et seq.; and any contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Mr. Taylor's employment with Chronimed, and / or the cessation of Mr. Taylor's employment with Chronimed. Chronimed and Mr. Taylor agree that, by signing this Agreement, Mr. Taylor does not waive any claims with respect to Chronimed's performance of its obligations under this Agreement.

         4. As an essential inducement to Mr. Taylor to enter this Agreement, and as consideration for the foregoing promises of Mr. Taylor, Chronimed, its officers, employees, agents, assigns, representatives, counsel, administrators, successors, shareholders, and directors
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hereby release Mr. Taylor from all liability for damages or claims of any kind that have arisen as of the date of this Agreement, and agree not to institute any claim for damages or otherwise, by charge or otherwise, nor authorize any other party to institute any claim against Mr. Taylor.

         5. Mr. Taylor is hereby informed of his right to rescind this Agreement as far as it extends to potential claims under Minn. Stat. Section 363.01 et seq. by written notice to Chronimed within fifteen (15) calendar days following his execution of this Agreement. To be effective, such written notice must either be delivered by hand or sent by certified mail, return receipt requested, addressed to: Mr. Henry F. Blissenbach, Chronimed Inc., 10900 Red Circle Drive, Minnetonka, Minnesota, 55343, delivered or postmarked within such fifteen (15) day period. Mr. Taylor understands that Chronimed will have no obligations under this Agreement in the event such notice is timely delivered and any payments made as of that date by Chronimed, pursuant to Section 2 above, shall be immediately repaid by Mr. Taylor to Chronimed.

         6. Mr. Taylor is hereby informed of his right to revoke this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq. by informing Chronimed of his intent to revoke this Agreement within seven (7) calendar days following his execution of this Agreement. This revocation must be in writing, must specifically revoke this Agreement, and must be received by Chronimed prior to the 8th day following the execution of this Agreement. Mr. Taylor understands that Chronimed will have no obligations under this Agreement in the event such notice is timely delivered and any payments made as of that date by Chronimed, pursuant to Section 2 above, shall be immediately repaid by Mr. Taylor to Chronimed.

         7. Mr. Taylor agrees that he has been provided with a copy of this Agreement and given a period of twenty-one (21) days during which time he has been entitled to accept or revoke this Agreement. To the extent Mr. Taylor has taken less than 21 days to consider this Agreement, Mr. Taylor acknowledges that he has had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time.

         8. Mr. Taylor hereby covenants and agrees that for a period of one year following the date identified in Paragraph 1, Mr. Taylor shall not be engaged within the United States, either directly or indirectly, in any matter or capacity, whether as an advisor, principal, agent, partner, officer, director, employee, member of a for-profit association, or otherwise, in any business or activity, or own beneficially or of record, five percent or more of the outstanding stock of any class of equity securities in any corporation in competition with the business being conducted by Chronimed, MEDgenesis Inc. or Hypoguard America Limited on the date identified in Paragraph 1, or any business opportunity under active consideration or development by MEDgenesis Inc. on the date identified in Paragraph 1. If Mr. Taylor should breach the foregoing covenant (i) Chronimed will cease making any payments or contributions required under Paragraph 2 which are unpaid or remain to be paid at the time of such breach, (ii) any remaining unexercised Chronimed stock options held by Mr.
Taylor at the time of breach shall immediately be
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cancelled, and (iii) Mr. Taylor's participation in any Chronimed insurance plans shall be immediately discontinued. Chronimed's remedies as stated in this paragraph are in addition to and not exclusive of any others existing at law or equity.

         Additionally, at the option of Chronimed and upon written notice to Mr. Taylor on or before September 5, 2001, Chronimed may choose to extend the foregoing covenant not to compete for a period of up to an additional twelve months, beyond the initial twelve month period already stipulated herein. In consideration for such election, the electing party agrees to make payment to Mr. Taylor at the time of its election in an amount equal to Mr. Taylor's annualized salary in effect on the date identified in Paragraph 1 plus the average of his annual bonus for Company fiscal years 1998, 1999, and 2000.

         Mr. Taylor further agrees that during any period in which he is precluded from competing with the Company, as defined above, he will not solicit, directly or indirectly, any employee of the Company or Hypoguard America Limited for employment or engagement in any capacity outside of the Company, its subsidiaries or affiliates.

         Mr. Taylor agrees that the scope and duration of the prohibition against competition contained in this Agreement are reasonable and that he has agreed to these restrictions upon advice of counsel.

         9. The terms of this Agreement shall remain strictly confidential between the parties hereto and shall not be disclosed to third persons unless required by law. Notwithstanding the foregoing, Chronimed may notify Hypoguard America Limited of the terms of Mr. Taylor's covenant not to compete as stated in Paragraph 8.

         10. Mr. Taylor agrees that on or before January 31, 2001, he will return to Chronimed any property of Chronimed in his possession or control.

         11. Mr. Taylor agrees that he will make no statements, whether written or oral, which are adverse to the best interests or are intended or likely to cause disparagement of Chronimed, Hypoguard America Limited, their respective subsidiaries, divisions, businesses, directors, officers, employees, agents, or representatives. Chronimed agrees that it will make no statements, whether written or oral, which are adverse to the best interests or are intended or likely to cause disparagement of Mr. Taylor. Chronimed and Mr. Taylor agree that each will respond to inquiries regarding Mr. Taylor's separation by indicating that the separation was of mutual agreement.

         12. This Agreement shall not in any way be construed as an admission by Chronimed that it has acted wrongfully with respect to Mr. Taylor or any other person, or that Mr. Taylor has any rights whatsoever against Chronimed. Chronimed specifically disclaims any liability to, or wrongful acts against, Mr. Taylor or any other person, on the part of itself, its directors, its officers, its employees, its representatives or its agents.
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         13. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. Mr. Taylor hereby affirms that his rights to payments or benefits from Chronimed are specified exclusively and completely in this Agreement. Any modification of, or addition to, this Agreement must by in writing, signed by Chronimed and Mr. Taylor.

         14. This Agreement is personal to Mr. Taylor and may not be assigned by Mr. Taylor without the written agreement of Chronimed. Chronimed may assign this agreement but any such assignment shall not relieve Chronimed of liability for performance of its obligations herein.

         15. This Agreement constitutes a contract enforceable against either party and shall be construed and enforced in accordance with the laws of the State of Minnesota. Nothing contained in this Agreement is intended to violate any applicable law. If any part of this Agreement is construed to be in violation of a state and / or federal law, then that part shall be null and void, but the balance of the provisions of this Agreement shall remain in full force and effect.

         16. In the event of a claimed breach of any covenant or obligation under this Agreement, the claiming party shall provide the other party with written notice of the claim and the receiving party shall have ten days opportunity to cure the claimed breach.

         17. Mr. Taylor hereby affirms and acknowledges that he has read the foregoing Agreement and that he has been advised to consult with an attorney prior to signing this Agreement. Mr. Taylor agrees that the provisions set forth in this Agreement are written in language understandable to him and further affirms that he understands the meaning of the terms of this Agreement and their effect. Mr. Taylor represents that he enters into this agreement freely and voluntarily.


         IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated:    January 8, 2001                       /s/ Maurice R. Taylor
       ---------------------                    --------------------------------
                                                Maurice R. Taylor II
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Subscribed and sworn to before me this 8th day of January, 2001.

/s/ Kenneth S. Guenthner
---------------------------
       Notary Public

Dated:     January 8, 2001                             CHRONIMED INC.
       -----------------------

                                              By   /s/ Henry F. Blissenbach
                                                  -----------------------------

                                              Its  CEO
                                                  -----------------------------

Subscribed and sworn to before me this 8th day of January, 2001.

/s/ Kenneth S. Guenthner
---------------------------
       Notary Public